EXHIBIT 99.1

Renal Care Group, Inc.

LETTER OF TRANSMITTAL

To Tender for Exchange
Registered 9% Senior Subordinated Notes due 2011
for Outstanding 9% Senior Subordinated Notes due 2011

Pursuant to the Prospectus Dated               , 2004

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                         , 2004, UNLESS EXTENDED (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

PLEASE READ CAREFULLY THE ATTACHED INSTRUCTIONS

If you desire to accept the Exchange Offer, this Letter of Transmittal should be completed,

signed and submitted timely to Wells Fargo Bank, N.A. (the “Exchange Agent”) as follows:

Registered & Certified mail: Wells Fargo Bank, N.A. MAC # N9303-121 Corporate Trust Operations P.O. Box 1517 Minneapolis, MN 55480-1517	Regular Mail or Overnight Couriers: Wells Fargo Bank, N.A. MAC # N9303-121 Corporate Trust Operations 6th & Marquette Avenue Minneapolis, MN 55479	In person by hand only: Wells Fargo Bank, N.A. 608 Second Avenue South Corporate Trust Operations, 12th Floor Minneapolis, MN 55402

By Facsimile Transmission: (612) 667-4927

(for eligible institutions only)

Confirm by Telephone: (800) 344-5128

      DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

      For any questions regarding this Letter of Transmittal or for any additional information, you may contact the Exchange Agent by telephone at (800) 344-5128.

      The Exchange Offer is not being mailed to, nor will tenders be accepted from or on behalf of, holders of Outstanding 9% Senior Subordinated Notes due 2011 in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction.